As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EARTHSTONE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0592823
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

(281) 298-4246

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank A. Lodzinski

President and Chief Executive Officer

1800 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

(281) 298-4246

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies To:

Reid A. Godbolt

Jones & Keller, P.C.

1999 Broadway, Suite 3150

Denver, Colorado 80202

(303) 573-1600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with divided or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company..  See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Class A common stock, $0.001 par value per share(1)	36,070,828 (2)	$12.32	$444,392,601	$51,506

(1)

Represents shares of Class A Common Stock, $0.001 par value per share which may be issued to the selling stockholders upon the exchange and conversion of units in Earthstone Energy Holdings, LLC, and the Registrant’s Class B Common Stock, $0.001 par value per share, held by them, directly or indirectly.

(2)

Pursuant to Rule 461(b) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A Common Stock offered hereby also include an indeterminate number of additional shares of Class A Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events.

(3)

Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on May 25, 2017, in accordance with Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 26, 2017

PROSPECTUS

36,070,828 Shares

EARTHSTONE ENERGY, INC.

Class A Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 36,070,828 shares of our Class A common stock, $0.001 par value per share (the “Class A common stock”). The shares of Class A common stock offered hereby are issuable upon the exchange and conversion of 36,070,828 shares of our Class B common stock. $0.001 par value per share (the “Class B common stock”) and 36,070,828 membership interests in Earthstone Energy Holdings, LLC, which were acquired by the selling stockholders on or after May 9, 2017. See “Prospectus Summary – Recent Developments” on page 3 of this prospectus. See “Selling Stockholders” on page 12 of this prospectus.

All of the shares of Class A common stock offered by this prospectus are being sold by the selling stockholders.  It is anticipated that the selling stockholders will sell these shares of Class A common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see the section entitled “Plan of Distribution” beginning on page 9 of this prospectus).  We will not receive any proceeds from the sale of these shares by the selling stockholders.  All expenses of registration incurred in connection with this offering are being borne by us, but all underwriting, brokerage and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ESTE.”  On May 25, 2017, the last reported sales price of our Class A common stock was $12.27 per share.

The shares offered in this prospectus involve a high degree of risk.  You should carefully consider the matters set forth in “Risk Factors” on page 7 of this prospectus or incorporated by reference herein in determining whether to purchase our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC.”  Pursuant to this prospectus, the selling stockholders may, from time to time, sell up to a total of 36,070,828 shares of Class A common stock described in this prospectus in one or more offerings.

In this prospectus, all references to “Earthstone,” the “Company,” “we,” “us” and “our” refer to Earthstone Energy, Inc., a Delaware corporation, and its consolidated subsidiaries.

When one or more selling stockholders sells Class A common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering.  Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus.  This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.  All of the summaries are qualified in their entirety by reference to the actual documents.  Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement, or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of these documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

We and the selling stockholders have not authorized anyone to provide any information or make any representations other than those contained in this prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  The selling stockholders are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, and the information in the incorporated documents is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.

PROSPECTUS SUMMARY

Overview of Earthstone

Earthstone Energy, Inc., a Delaware corporation, together with its consolidated subsidiaries, is a growth-oriented independent upstream oil and natural gas development and production company operating in the onshore United States. Our business strategy, which is discussed in greater detail below, is to increase stockholder value through acquiring, drilling, developing and producing undeveloped leases, purchasing oil and natural gas reserves and conducting exploration activities that currently involve oil-weighted projects. In addition, we actively seek mergers and acquisitions as part of our strategy.

Our reserve portfolio primarily consists of assets in the Midland Basin of west Texas, the Eagle Ford trend of south Texas and in the Williston Basin of North Dakota. We have approximately 26,900 net acres in the core of the Midland Basin of which 77% is operated and 23% is non-operated. We hold an 87% working interest in our operated acreage and a 38% working interest in our non-operated acreage.  The operated net acres are located in Reagan County (16,100), Upton County (3,300) and Midland County (1,300). Non-operated net acres totaling approximately 6,200 are located in Howard, Glasscock, Martin and Midland counties. We have approximately 21,400 net leasehold acres in the Eagle Ford trend, including approximately 18,500 operated net leasehold acres in the crude oil window in Karnes, Gonzales and Fayette counties, with working interests ranging from approximately 25% to 50%, and 2,900 non-operated net leasehold acres in the natural gas and condensate window in La Salle County, with an average working interest of approximately 12%. In the Williston Basin, we have approximately 5,900 primarily non-operated net leasehold acres, with an average working interest of approximately 4%.

Recent Developments

On May 9, 2017, we closed certain transactions structured in a manner known as an “Up-C” (the “contribution”) under a contribution agreement dated as of November 7, 2016 and as amended on March 21, 2017 (the “Contribution Agreement”), by and among us, Earthstone Energy Holdings, LLC, a Delaware limited liability company (“EEH”), Lynden USA Inc., a Utah corporation (“Lynden”),  Lynden USA Operating, LLC, a Texas limited liability company, Bold Energy Holdings, LLC, a Texas limited liability company (“Bold Holdings”), and Bold Energy III LLC, a Texas limited liability company (“Bold”). Bold Holdings is an affiliate of an investment entity controlled by EnCap Investments L.P., a Delaware limited partnership (“EnCap”).

Under the Contribution Agreement:

•	We recapitalized our common stock into two classes, Class A common stock and Class B common stock, and all of our existing common stock was automatically converted into Class A common stock.

•

Bold Holdings purchased approximately 36.1 million shares of our Class B common stock for nominal consideration, with the Class B common stock having no economic rights other than voting rights on a pari passu basis with our Class A common stock.

•

EEH issued approximately 22.7 million of its membership units (“EEH Units”) to the Company and Lynden, in the aggregate, and approximately 36.1 million EEH Units to Bold Holdings in exchange for each of the Company, Lynden and Bold Holdings transferring all of their assets to EEH. Each EEH Unit, together with one share of Class B common stock held by Bold Holdings, is convertible, at the holders’ election, into one share of our Class A common stock.

Therefore, stockholders of the Company and current or former unit holders of Bold Holdings own approximately 39% and 61%, respectively, of the combined company’s outstanding Class A and Class B common stock on a fully diluted, as converted, basis. On May 18, 2017, Bold Holdings distributed approximately 1.5 million shares of our Blass B common stock and an equivalent number of EEH Units to entities controlled by the former management team of Bold, which in turn distributed such shares of Class B common stock and EEH Units to their members, all of whom are listed as selling stockholders in this prospectus.  Upon the closing of the Contribution Agreement, we began conducting the combined business activities through EEH and Earthstone is its sole managing member.

In May 2016, we acquired Lynden Energy Corp. (“Lynden Corp.”) in an all-stock transaction. We acquired all the outstanding shares of Lynden Corp. common stock through a newly formed subsidiary, with Lynden Corp. surviving in the transaction as our wholly-owned subsidiary. We issued 3,700,279 shares of what is now our Class A common stock to the holders of Lynden Corp. common stock in the transaction.

Corporate Information

Our headquarters are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, telephone number (281) 298-4246. We also have operating offices in Denver, Colorado, and Midland, Texas, as well as two field offices in south Texas. Our Class A common stock is listed on the NYSE under the symbol “ESTE.” Our website is www.earthstoneenergy.com. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “could,” “project,” “intend,” “estimate,” “expect,” “believe,” “predict,” “budget,” “goal,” “plan,” “forecast,” “target,” and similar expressions intended to identify forward-looking statements.

All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference in this prospectus that address activities, events, or developments that we expect or anticipate will or may occur in the future are forward looking-statements, including such things as:

•

volatility and weakness in commodity prices for oil, natural gas and natural gas liquids and the effect of prices set or influenced by action of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and natural gas producing countries;

•	substantial changes in estimates of our proved reserves;
•	substantial declines in the estimated values of our oil and natural gas reserves;
•	our ability to replace our oil and natural gas reserves;
•	the potential for production decline rates for our wells to be greater than we expect;
•	the timing and extent of our success in discovering, acquiring, developing and producing oil and natural gas reserves;
•	the ability and willingness of our partners under our joint operating agreements to join in our future exploration, development and production activities;
•	our ability to acquire leases and quality services and supplies on a timely basis and at reasonable prices;
•	the cost and availability of high quality goods and services with fully trained and adequate personnel, such as drilling rigs and completion equipment;
•	our ability to integrate the recent Bold acquisition and achieve anticipated benefits therefrom;
•	risks relating to unforeseen liabilities arising from the acquisition of Bold;
•	risks in connection with other potential acquisitions and the integration of acquisitions;
•	the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and will divert management’s time and energy;
•	the possibility that anticipated divestitures may not occur or could be burdened with unforeseen costs;
•	reductions in the borrowing base under our credit facility;
•	risks incidental to the drilling and operation of oil and natural gas wells including mechanical failures;
•	the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production to market and the impact of these facilities on prices;
•	significant competition for oil and natural gas acreage and acquisitions;
•	the effect of existing and future laws, governmental regulations and the political and economic climates of the United States;

•	our ability to attract and retain key members of senior management and key technical and financial employees;
•	changes in environmental laws and the regulation and enforcement related to those laws;
•	the identification of and severity of environmental events and governmental responses to these or other environmental events;
•	legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulations, derivatives reform, and changes in federal and state income taxes;
•

general economic conditions, whether internationally, nationally or in the regional and local market areas in which we conduct business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets and debt availability will be disrupted or unavailable;

•	social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as Africa, the Middle East, and acts of terrorism or sabotage;
•	the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with our business activities;
•

other economic, competitive, governmental, regulatory, legislative, including federal and state regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

•	the financial effect of our oil and natural gas derivative activities;
•	title to the properties in which we have an interest may be impaired by title defects;
•	our dependency on the skill, ability and decisions of third-party operators of oil and natural gas properties in which we have non-operated working interests; and
•	other risks described under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016.

All forward-looking statements, expressed or implied, included in this prospectus and the documents we incorporate by reference are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Although we may from time to time voluntarily update our prior forward-looking statements, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section to reflect events or circumstances after the date of this prospectus, except as required by applicable law.

RISK FACTORS

An investment in our Class A common stock involves risks. Prior to making a decision about investing in our Class A common stock, you should carefully consider the risk factors listed below and discussed under the heading “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference. Also, please review the additional risks set forth below. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations, and financial condition could suffer, and you could lose your investment in us.

We are a holding company. Our sole material asset is our equity interest in EEH and, accordingly, we are dependent upon distributions from EEH to pay taxes and cover our corporate and other overhead expenses.

Upon the closing of the Contribution Agreement on May 9, 2017, we became a holding company and have no material assets other than our equity interest in EEH. We have no independent means of generating revenue. We expect EEH to reimburse us for our corporate and other overhead expenses, and to the extent EEH has available cash, we intend to cause EEH to make distributions to the holders of EEH Units, including us, in an amount sufficient to cover all applicable U.S. federal, state and local income taxes and non-U.S. tax liabilities of Earthstone, Lynden Corp., and Lynden, if any, at assumed tax rates. We will likely be limited, however, in our ability to cause EEH and its subsidiaries to make these and other distributions due to the restrictions in our revolving credit facility that EEH entered into at the closing of the Contribution Agreement. To the extent that we need funds and EEH or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Our principal stockholder holds a substantial majority of the voting power of our Class A common stock and Class B common stock.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our Third Amended and Restated Certificate of Incorporation. EnCap, through its ownership of Bold Holdings may be deemed to beneficially own approximately 61% of our voting interests. In addition, certain affiliates controlled by EnCap directly own approximately 9% of our voting interests. This significant stockholder may limit the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our Company or delaying or preventing changes in control or changes in management.

So long as EnCap and certain of its affiliates continue to control a significant amount of our outstanding voting securities, they will continue to be able to have significant influence over all matters requiring stockholder approval, regardless of whether or not other stockholders believe that a potential transaction is in their own best interests. Also, in any of these matters, the interests of our management team may differ or conflict with the interests of our other stockholders. In addition, EnCap and its affiliates may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential acquisition candidates or industry partners. EnCap and its affiliates may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue. Moreover, this concentration of stock ownership may also adversely affect the trading price of our Class A common stock to the extent investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

EnCap controls a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we are a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Bold Holdings and its permitted transferees have the right to exchange its EEH Units and shares of Class B common stock for our Class A common stock pursuant to the terms of the First Amended and Restated Limited Liability Company Agreement of EEH.

There are approximately 36.1 million shares of our Class A common stock that are issuable upon redemption or exchange of EEH Units and shares of Class B common stock that are held by Bold Holdings or its permitted transferees. Subject to certain restrictions set forth in the EEH First Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”), holders of EEH Units and our Class B common stock are entitled to exchange such EEH Units and shares of Class B common stock for shares of our Class A common stock. We also entered into a registration rights agreement pursuant to which the shares of Class A common stock issued upon redemption or exchange of EEH Units and shares of Class B common stock, subject to certain limitations set forth therein, will be registered for subsequent offers and sales by Bold Holdings and its permitted transferees.

We have no plans to pay dividends on our Class A common stock. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements, and investment opportunities.  In addition, our existing credit agreement does not allow EEH to make any significant payments to us, which makes it highly unlikely that we would be in a position to pay cash dividends on our Class A common stock.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that could adversely affect our common stockholders.

Under our Third Amended and Restated Certificate of Incorporation, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares. If the board causes shares of preferred stock to be issued, the rights of the holders of our Class A common stock and Class B common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock or otherwise seek to acquire us. Preferred shares issued by our board of directors could include voting rights, or even super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of Class A common stock at a discount to the market price of the Class A common stock which could negatively affect the market for our Class A common stock. In addition, preferred stock would have preference in the event of liquidation of the Company, which means that the holders of preferred stock would be entitled to receive the net assets of the Company distributed in liquidation before the Class A common stockholders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

The price of our Class A common stock may fluctuate significantly, which could negatively affect us and holders of our Class A common stock.

The trading price of our Class A common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our Class A common stock could decrease, perhaps significantly. Other factors that may affect the market price of our Class A common stock include:

•	changes in oil and natural gas prices;
•	actual or anticipated fluctuations in our quarterly results of operations;
•	our liquidity;
•	sales of Class A common stock by our stockholders;
•	changes in our cash flow from operations or earnings estimates;
•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	competition for, among other things, capital, acquisition of reserves, undeveloped land, and skilled personnel;
•	increases in market interest rates that may increase our cost of capital;
•	changes in applicable laws or regulations, court rulings, and enforcement and legal actions;
•	changes in market valuations of similar companies;
•	adverse market reaction to any indebtedness we may incur in the future;
•	additions or departures of key management personnel;
•	actions by our stockholders;
•	commencement of or involvement in litigation;
•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;
•	speculation in the press or investment community regarding our business;
•	political conditions in oil and natural gas producing regions;
•	general market and economic conditions; and
•	domestic and international economic, legal, and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic, and industry factors may negatively affect the price of our Class A common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our Class A common stock could also negatively affect our ability to make acquisitions using Class A common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our Class A common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Anti- takeover provisions could make a third party acquisition difficult.

Our Third Amended and Restated Certificate of Incorporation provides for a classified board of directors, with each member serving a three-year term. Provisions in our Third Amended and Restated Certificate of Incorporation could make it more difficult for a third party to acquire us without the approval of our board. In addition, the Delaware corporate statutes also contain certain provisions that could make an acquisition by a third party more difficult.

Our stockholders may act by unilateral written consent.

Under our Third Amended and Restated Certificate of Incorporation, any action required to be taken at any annual or special meeting of our stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Thus, consents of this type can be effected without the participation or input of minority stockholders.

Earthstone and Bold may experience difficulties in integrating their businesses, which could cause the combined company to fail to realize many of the anticipated potential benefits of the contribution.

Earthstone and Bold entered into the Contribution Agreement with the expectation that the contribution will result in various benefits, including, among other things, operating efficiencies and cost savings. Achieving the anticipated benefits of the contribution will depend in part upon whether Earthstone and Bold integrate their businesses in an efficient and effective manner. Earthstone and Bold may not be able to accomplish this integration process successfully. The difficulties of combining the two companies’ businesses potentially will include, among other things:

•

the integration of certain operations following the contribution will require the dedication of significant management resources, which may temporarily distract management’s attention from the day-to-day business of the combined company; and

•	any inability of Earthstone’s management to cause best practices to be applied to the combined company’s business.

An inability to realize the full extent of the anticipated benefits of the contribution, as well as any delays encountered in the transition process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may affect the value of our Class A common stock.

The market price of our Class A common stock may decline in the future as a result of the contribution and other factors.

The market price of our Class A common stock may decline in the future as a result of the contribution for a number of reasons, including the unsuccessful integration of Earthstone and Bold (including for the reasons set forth in the preceding risk factor) or the failure of us to achieve the perceived benefits of the contribution, including financial and operating results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond our control.

We cannot predict the amount of future issuances of our Class A common stock or the effect, if any, that future issuances, offers or sales, or perceived offers or sales, of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may have a depressive effect on the market price of our Class A common stock.

Any pro forma combined financial information incorporated by reference into this prospectus may not be an indication of the combined company’s financial condition or results of operations following the contribution.

Any pro forma combined financial information incorporated by reference into this prospectus is based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the contribution.   The actual financial condition and results of operations of the combined company following the contribution may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the contribution. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of our Class A common stock.

THE OFFERING

Class A common stock offered by the selling stockholders:	36,070,828 shares of Class A common stock, all of which are issuable to the selling stockholders upon conversion of their EEH Units and shares of Class B common stock.
Total shares of Class A common stock and Class B common stock outstanding on May 10, 2017:	22,806,624 shares of Class A common stock(1) 36,070,828 shares of Class B common stock
Class A common stock assumed outstanding after this offering:	58,877,452(2)
Use of proceeds:

The selling stockholders will receive all of the proceeds from the sale or other disposition of shares of Class A common stock covered by this prospectus.  We will not receive any proceeds from the sale or other disposition of shares in this offering by the selling stockholders.

NYSE symbol:	ESTE
Risk factors:

You should carefully consider the risk factors we face that are included or incorporated by reference in this prospectus before deciding whether or not to invest in shares of our Class A common stock.  See “Risk Factors” and “Where You Can Find More Information.”

(1) Excludes shares of Class A common stock issuable upon vesting of outstanding equity awards under the Earthstone Energy, Inc. 2014 Long-Term Incentive Plan, as amended.

(2) Assuming full conversion of the Class B common stock and EEH Units into Class A common stock, the number of shares of Class A common stock issued and outstanding would be 58,877,452.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the selling stockholders named in the section entitled “Selling Stockholders” to resell or otherwise dispose of shares of our Class A common stock.  The selling stockholders will receive all of the proceeds from the sale or other disposition of the shares of Class A common stock covered by this prospectus.  We will not receive any proceeds from the sale or other disposition of shares by the selling stockholders.

SELLING STOCKHOLDERS

As described above under “Prospectus Summary – Recent Developments,” we issued shares of our Class B common stock and membership interests in EEH Units on May 9, 2017 to Bold Holdings. On May 18, 2017, Bold Holdings distributed approximately 1.5 million shares of our Class B common stock and an equivalent number of EEH Units to entities controlled by the former management team of Bold, which in turn distributed such shares of Class B common stock and EEH Units to their members, all of whom are listed as selling stockholders in the table below.  One share of Class B common stock, together with one EEH Unit, is convertible, at the holder’s election, into one share of our Class A common stock. As part of those transactions, we entered a registration rights agreement with each of the selling stockholders, requiring us to register the underlying shares of Class A common stock with the SEC upon the request of the selling stockholders.  Because the request has been made by the selling stockholders, the registration statement of which this prospectus forms a part has been filed in order to permit the selling stockholders to resell to the public shares of our Class A common stock, as well as any Class A common stock that we may issue by reason of any stock split, stock dividend or similar transaction involving these shares.  Under the terms of the registration rights agreement described below between us and the selling stockholders named herein, we will pay all expenses of registration, including SEC filing fees, except that the selling stockholders will pay all underwriting discounts and selling commissions, if any.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of the shares of our Class B common stock held by the selling stockholders.  Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering.  See “Plan of Distribution.”

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to the shares.  Unless otherwise indicated below, to our knowledge, the selling stockholders named in the table below have sole voting and sole investment power with respect to all shares of Class B common stock beneficially owned.

Beneficial Ownership of the Selling Stockholders

The following table presents information concerning the beneficial ownership of the shares of our Class A common stock and Class B common stock by the selling stockholders assuming 58,877,452 shares of Class A common stock outstanding as of May 25, 2017, which includes all 36,070,828 shares of Class A common stock shares issuable to the selling stockholders.

The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders.  When we refer to the “selling stockholders” in this prospectus, we mean the selling stockholders listed in the table below, as well as their pledgees, donees, assignees, transferees, affiliates, and other successors-in-interest and others who may hold any of the selling stockholders’ interest. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us, subject to the terms of a registration rights agreement between us and one of the placement agents, on behalf of the selling stockholders. Thus, information about the selling stockholders may change from time to time. Any changed information will be set forth in prospectus supplements, if required by applicable law.  For information on the procedure for sales by the selling stockholders, see “Plan of Distribution” below.

	Shares Beneficially Owned Prior to the Offering			Shares Beneficially Owned After the Offering(2)
Name of Selling Stockholder	Number	Percentage	Shares Offered (1)	Number	Percentage
Bold Energy Holdings, LLC (3)	34,606,524	58.8%	34,606,524	-	-
Joseph L. Castillo	363,067	*	335,850	27,217	*
David L. Cox	166,042	*	149,266	16,776	*
Shannon L. Klier	50,333	*	37,317	13,016	*
James R. Lawrence	61,127	*	44,780	16,347	*
Thomas L. McCray	16,280	*	7,463	8,817	*
Teri J. McGuigan	34,199	*	26,122	8,077	*
Roberto L. Soza	167,158	*	149,266	17,892	*
Leonard W. Wood	36,202	*	26,122	10,080	*
The Peggy C. Worthington Revocable Living Trust	150,843	*	134,340	16,503	*
Robert A. Langford	26,693	*	22,390	4,303	*
Donny D. Money	26,473	*	22,390	4,083	*
Ryan M. Riddle	13,546	*	11,195	2,351	*
Alvin B. Thompson, Jr.	34,391	*	29,853	4,538	*
Richard R. Montgomery	74,633	*	74,633	-	-
G. Mike Jolley	149,266	*	149,266	-	-
Patrick Drennon	149,266	*	149,266	-	-
Elise Thon	37,317	*	37,317	-	-
Royce W. Mitchell	22,390	*	22,390	-	-
Patrick Cohorn	14,927	*	14,927	-	-
Amy Caroline Hoban	3,732	*	3,732	-	-
Shelia L. Shipp	7,463	*	7,463	-	-
Dwaine G. Moore II	7,463	*	7,463	-	-
April Nixon	1,493	*	1,493	-	-
Total	36,204,325	61.5%	36,070,828	150,000	*

*     Less than one percent.

(1)

Represents the number of shares of Class A common stock that would be held by the applicable selling stockholder if it elected to convert all of its shares of Class B common stock and EEH Units into shares of Class A common stock.  We cannot predict whether, when or in what amounts the selling stockholders may in fact convert their respective shares of Class B common stock

(2)

Assumes that the applicable selling stockholder sells or otherwise distributes all of the shares of Class A common stock that are covered by this prospectus to third parties and neither acquires nor disposes of any other shares of Class A common stock subsequent to the date of this prospectus.  We cannot predict whether, when or in what amounts the selling stockholders will in fact sell any of the shares covered in this prospectus.

(3)

EnCap Energy Capital Fund IX, L.P., a Texas limited partnership and affiliate of EnCap (“EnCap Fund IX”), directly holds 100% of the membership interests of Bold Holdings. EnCap Partners, LLC (“EnCap Partners”) is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap, which is the general partner of EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”), which is the general partner of EnCap Fund IX. Therefore, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap, EnCap Fund IX GP through its direct and indirect ownership of EnCap Fund IX may be deemed to share the right to direct the disposition of the Class A common stock through EnCap Fund IX’s ownership in Bold Holdings. The address for the EnCap entities describe above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

Registration Rights Agreement

In connection with the contribution described above under “Prospectus Summary – Recent Developments,” we entered into a registration rights agreement with the selling stockholders.

Pursuant to the terms of the registration rights agreement, the selling stockholders have registration rights with respect to the shares of Class A common stock to be issued to them in connection with the conversion of Class B common stock and EEH Units into shares of Class A common stock.  We are required to file this shelf registration statement on Form S‑3 covering the shares of Class A common stock that may be issuable upon conversion of the Class B common stock and EEH Units issued in the Contribution for inclusion of its shares of Class A common stock in this shelf registration statement.

In addition, the selling stockholders have the right to demand that we register shares of their Class A common stock for sale in registered underwritten offerings, subject to certain limitations.  The selling stockholders also have piggyback rights to register the shares of Class A common stock held by them in other registered underwritten offerings of equity securities conducted by us.

We must pay all fees and expenses related to our obligations under the registration rights agreements, except underwriting discounts and commission, if any, which must be paid by the selling stockholders. In addition, the registration rights agreement provides that we will indemnify the selling stockholders whose shares are covered by this prospectus or a prospectus supplement against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in such prospectus or prospectus supplement or other violation of applicable laws that occurred in connection with registration of shares under the registration rights agreement.  Subject to certain caps and restrictions, the selling stockholders whose shares are covered by this prospectus or prospectus supplement will severally indemnify us against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in this prospectus or prospectus supplement to the extent that such untrue statement was made in reliance upon information provided by such selling stockholders.

We may not grant registration rights to any third party which are inconsistent with the rights granted to the selling stockholders under the registration rights agreement without the consent of the selling stockholders holding a majority of the shares subject to registration under the agreement.

The registration rights agreement may not be amended or modified without the prior written consent of selling stockholders holding at least a majority of the shares then outstanding subject to registration.  The shares of Class A common stock held by the selling stockholders cease to be subject to registration once all such shares have been distributed in the manner set forth in this prospectus or once there are no longer any such shares outstanding.

PLAN OF DISTRIBUTION

General

Each selling stockholder may sell the shares of our Class A common stock covered by this prospectus using one or more of the following methods, without limitation:

•	underwriters in a public offering;
•	“at the market offerings” to or through market makers or into an existing market for the securities;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	public or privately negotiated transactions;
•	short sales, whether through a broker-dealer or itself;
•	broker-dealers, who may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;
•	through the writing or settlement of standardized or over-the-counter options, swaps or other hedging or derivative transactions, whether through an options exchange or otherwise;
•	distributions to members, limited partners, stockholders or other equity holders of the selling stockholders;
•	by pledge to secure debts and other obligations;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

Each selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus and may transfer the shares by gift.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  Any prospectus supplement relating to a particular offering of our Class A common stock by the selling stockholders may include the following information to the extent required by law:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the purchase price of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts and other items constituting underwriters’ compensation; and
•	any discounts or concessions allowed or reallowed or paid to dealers.

Each selling stockholder may offer our Class A common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate.  If underwriters are used for the sale of our Class A common stock, the securities will be acquired by the underwriters for their own account.  The underwriters may resell the Class A common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale.  In connection with any such underwritten sale of Class A common stock, underwriters may receive compensation from the selling stockholder for whom they may act as agents, in the form of discounts, concessions or commissions.  Underwriters may sell Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Such compensation may be in excess of customary discounts, concessions or commissions.

If a selling stockholder uses an underwriter or underwriters to effectuate the sale of Class A common stock, we and/or the selling stockholder will execute an underwriting agreement with those underwriters at the time of sale of those securities.  To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities.  Unless otherwise indicated in the prospectus supplement relating to a particular offering of Class A common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent, and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate.  Broker-dealers may receive discounts, concessions or commissions from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  Such compensation may be in excess of customary discounts, concessions or commissions.  If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

Each selling stockholder may also sell shares of our Class A common stock from time to time through agents.  We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required.  These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

Each selling stockholder may sell shares of our Class A common stock directly to purchasers.  In this case, the selling stockholder may not engage underwriters or agents in the offer and sale of such shares.

Each selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of that selling stockholder’s shares of Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.  Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.  We will make copies of the prospectus available to any such selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.  If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from any such selling stockholder.

We are not aware of any plans, arrangements or understandings between either of the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our Class A common stock by any selling stockholder.  We cannot assure you that any selling stockholder will sell any or all of the shares of our Class A common stock offered by them pursuant to this prospectus.  In addition, we cannot assure you that no selling stockholder will transfer the shares of our Class A common stock by other means not described in this prospectus.  Moreover, shares of Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them.  Any pledgee, secured party or person to whom the shares have been hypothecated will, upon foreclosure, be deemed to be a selling stockholder.  The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions.  The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.  In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales, and the shares offered under this prospectus may be used to cover short sales.

A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers.  A selling stockholder may enter into options or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder may elect to make a pro rata in-kind distribution of the shares of Class A common stock to its members, partners or shareholders.  To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell Class A common stock acquired in the distribution.

Our Class A common stock may be sold in some states only through registered or licensed brokers or dealers.  In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or any exemption from registration or qualification is available and complied with.

Indemnification

We and a selling stockholder may enter agreements under which underwriters, dealers and agents who participate in the distribution of our Class A common stock may be entitled to indemnification by us and/or any such selling stockholder against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

DESCRIPTION OF CAPITAL STOCK

The following summarizes the material terms of our capital stock. You are encouraged to read the third amended and restated certificate of incorporation and amended and restated bylaws of Earthstone for greater detail on the provisions that may be important to you. See “Where You Can Find More Information.” You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Common Stock

The following summarizes the material terms of our Class A common stock. You are encouraged to read our Third Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as amended, for greater detail.

The total number of shares of common stock, $0.001 par value per share, that the Company is authorized to issue is 250,000,000, classified as (i) 200,000,000 shares of Class A common stock, $0.001 par value per share (“Class A common stock”) and (ii) 50,000,000 shares of Class B common stock, $0.001 par value per share (“Class B common stock” and, together with the Class A common stock, the “common stock”).

Each holder of common stock is entitled to one vote for each share of common stock held on all matters as to which holders of common stock are entitled to vote. Except as otherwise provided in our Third Amended and Restated Certificate of Incorporation, or by applicable law, the holders of shares of common stock shall vote together as a single class on all matters. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding have prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A common stock have exclusively all other rights of stockholders of the Company, including but not limited to, (i) the right to receive dividends when, as and if declared by the board of directors out of assets lawfully available therefore and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided in the future. Holders of Class B common stock as such are not entitled to receive dividends or distributions of assets upon dissolution or liquidation of the Company.

Certain provisions in our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•

permit us to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•	require special meetings of the stockholders to be called by an officer of the Company upon the written request of a majority of our board of directors; and

•

classify our board of directors into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the Delaware General Corporate Law (“DGCL”), stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our Third Amended and Restated Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of our board of directors is an increase in the time required for the stockholders to change the composition of our board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will need at least two annual meetings of stockholders to effect such a change.

Shares of Class B common stock are exchangeable for shares of Class A common stock on the terms and subject to the conditions set forth in the EEH LLC Agreement. The Company has reserved out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B common stock and EEH Units for Class A common stock pursuant to the EEH LLC Agreement, such number of shares of Class A common stock that will be issuable upon any such exchange pursuant to the EEH LLC Agreement.

Preferred Stock

The total number of shares of preferred stock, $0.001 par value per share, that we are authorized to issue is 20,000,000.

Our board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by our board of directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including but not limited to the following:

(i)	The designation of the series and the number of shares to constitute the series.
(ii)

The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii)	Whether the shares of the series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.
(iv)	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.
(v)

Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi)	The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.
(vii)	The restrictions, if any, on the issue or reissue of any additional preferred stock.
(viii)	The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

Anti-Takeover Provisions of the Certificate of Incorporation and Bylaws

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws:

Certain provisions in our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•

permit us to issue, without any further vote or action by its stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•	require special meetings of the stockholders to be called by an officer of the Company upon the written request of a majority of the board of directors; and
•

our board of directors be classified into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the DGCL, stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. Our Third Amended and Restated Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Earthstone board of directors will need at least two annual meetings of stockholders to effect this change.

Delaware Law:

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner, summarized below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for its shares of Class A common stock held by stockholders.

The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for its shares of Class A common stock held by stockholders.

These provisions of Delaware law and our Third Amended and Restated Certificate of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Earthstone’s Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in Earthstone’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Direct Transfer Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560. Its telephone number is (919) 744-2722.

Listing

Our Class A common stock is listed on the NYSE under the symbol “ESTE.”

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the Class A common stock offered by this prospectus will be passed upon by Jones & Keller, P.C., Denver, Colorado.  Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Earthstone Energy, Inc. for the year ended December 31, 2016 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves of Earthstone as of December 31, 2016 using SEC guidelines, were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are included in this prospectus in reliance on the authority of such firm as experts in these matters.

The consolidated financial statements as of December 31, 2015 and 2014 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document.  This means that we can disclose important information to you by referring to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act (File No. 001-35049) (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 8, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on March 23, 2017, April 5, 2017, May 9, 2017, May 12, 2017, and May 15, 2017; and
•

The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2017 and any amendments or reports filed for the purpose of updating that description.

We are also incorporating by reference any future filings we make with the SEC under Section 13(a), 14 or 15(d) of the Exchange Act, (i) after the date of the filing of the registration statement of which this prospectus forms a part and prior to its effectiveness, and (ii) on or after the date of this prospectus and prior to the date on which all the shares to which this prospectus relate have been sold or the offering under this prospectus or otherwise terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Earthstone Energy, Inc.

Attention: Secretary

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX  77380

(281) 298-4246

You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby.  This prospectus is part of a registration statement we have filed with the SEC.  As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits.  You may refer to the registration statement and the exhibits for more information about us and our shares of Class A common stock.  The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, DC 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.  General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10‑Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.earthstoneenergy.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.  Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby (except any underwriting discounts and commissions that may be incurred by the selling stockholders).

SEC registration fee	$51,506
Legal fees and expenses(1)	40,000
Accounting fees and expenses(1)	30,000
Miscellaneous expenses(1)	5,000
Total expenses	$126,506	(2)

(1)	Estimated.
(2)	Other than the SEC registration fee, these fees and expenses are estimated and may be greater based on the number and manner of future offerings hereunder.

Item 15.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Our amended and restated bylaws provide that we will, to the fullest extent authorized by the DGCL, indemnify each person who was or is made a part or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our officers or directors or, while a director or officer, is or was serving at other enterprise, including service with respect to an employee benefit plan, where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, against all expense, liability and loss (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding; provide, however, that, except with respect to proceedings to enforce rights to indemnification, we will indemnify such person in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors.

Section 102(b)(7) of the DGCL provides, generally, that our certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.  Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL.

We maintain a directors’ and officers’ insurance policy which insures our officers and directors for any claim arising out of an alleged wrongful act by such persons in their respective capacities as one of our officers or directors.

Item 16.  Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);
(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)

each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus filed by a Registrant pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 26, 2017.

EARTHSTONE ENERGY, INC.

By	/s/ Frank A. Lodzinski
Frank A. Lodzinski
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Earthstone Energy, Inc., hereby severally constitute and appoint Frank A. Lodzinski and Ray Singleton, and each of them singly, our true and lawful attorneys with full power to either of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S‑3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Earthstone Energy, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank A. Lodzinski	Chairman of the Board, Director, President and Chief Executive Officer (Principal Executive Officer)	May 26, 2017
Frank A. Lodzinski

/s/ Tony Oviedo	Executive Vice President, Accounting and Administration (Principal Accounting Officer)	May 26, 2017
Tony Oviedo

/s/ Jay F. Joliat	Director	May 26, 2017
Jay F. Joliat

/s/ Phil D. Kramer	Director	May 26, 2017
Phil D. Kramer

/s/ Ray Singleton	Director	May 26, 2017
Ray Singleton

/s/ Douglas E. Swanson, Jr.	Director	May 26, 2017
Douglas E. Swanson, Jr.

/s/ Brad A. Thielemann	Director	May 26, 2017
Brad A. Thielemann

/s/ Zachary G. Urban	Director	May 26, 2017
Zachary G. Urban

/s/ Robert L. Zorich	Director	May 26, 2017
Robert L. Zorich

/s/ Wynne M. Snoots, Jr.	Director	May 26, 2017
Wynne M. Snoots, Jr.

EXHIBIT INDEX

Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date
1	Form of Underwriting Agreement.*
3.1	Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated February 26, 2010.	8-K	001-35049	3(i)	March 3, 2010
3.1(a)	Certificate of Amendment to the Certificate of Incorporation of Earthstone Energy, Inc. dated December 20, 2010.	8-K	001-35049	3(i)	January 4, 2011
3.1(b)	Certificate of Amendment of Certificate of Incorporation of Earthstone Energy, Inc. dated December 19, 2014.	8-K	001-35049	3.1	December 29, 2014
3.1(c)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated October 22, 2015.	8-K	001-35049	3.1	October 26, 2015
3.1(d)	Third Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc. dated May 9, 2017.	8-A	001-35049	3.1	May 9, 2017
3.2	Amended and Restated Bylaws of Earthstone Energy, Inc. dated February 26, 2010.	8-K	001-35049	3(ii)	March 10, 2010
3.2(a)	First Amendment to the Amended and Restated Bylaws of Earthstone Energy, Inc. dated November 22, 2011.	8-K	001-35049	3(ii)c	November 23, 2011
3.2(b) 4.1	Second Amendment to the Amended and Restated Bylaws of Earthstone Energy, Inc. dated October 22, 2015. Specimen Stock Certificate of Class A Common Stock	8-K 8-K	001-35049 001-35049	3.2 4.1	October 26, 2015 May 15, 2017
5	Opinion of Jones & Keller, P.C.**
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.**
23.2	Consent of Cawley, Gillespie & Associates, Inc., independent petroleum engineers.**
23.3	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm.**
23.4	Consent of Jones & Keller, P.C. (included in Exhibit 5).**
24	Powers of Attorney (included in the signature pages to the Registration Statement).

*	To be filed by amendment or by a Current Report on Form 8-K.
**	Filed herewith.